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                                                                    EXHIBIT 11.1

                                  PAYMAP INC.
            STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE

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
                                                                 Year Ended             Three Months Ended
                                                                 December 31,               March 31,
                                                          ---------------------------   ------------------
                                                             1997      1998      1999      1999      2000
                                                                                             (unaudited)
                                                               (In thousands, except per share data)
Numerator:
  Net income.............................................   $  111    $  389    $1,535    $  274    $  351
  Accretion of Series B mandatorily redeemable
   convertible preferred stock to redemption value.......      (40)      --        --        --        --
  Accretion adjustment of Series B mandatorily redeemable
   convertible preferred stock to redemption value.......      --         56       --        --        --
                                                            ------    ------    ------    ------    ------
Net income attributable to common shareholders...........   $   71    $  445    $1,535    $  274    $  351
                                                            ======    ======    ======    ======    ======
Denominator:
  Weighted average common shares--
    Basic................................................    1,885     3,288     3,697     3,651     3,856
                                                            ======    ======    ======    ======    ======
    Diluted..............................................   10,485    13,448    13,745    13,666    13,679
                                                            ======    ======    ======    ======    ======
Net income per share:
    Basic................................................   $ 0.04    $ 0.14    $ 0.42    $ 0.08    $ 0.09
                                                            ======    ======    ======    ======    ======
    Diluted..............................................   $ 0.01    $ 0.03    $ 0.11    $ 0.02    $ 0.03
                                                            ======    ======    ======    ======    ======
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